SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported) March 18, 2003


                               SPRINT CORPORATION
             (Exact name of Registrant as specified in its charter)

          Kansas                    1-04721                   48-0457967
(State of Incorporation)    (Commission File Number)      (I.R.S. Employer
                                                         Identification No.)


   6200 Sprint Parkway, Overland Park, Kansas                   66251
     (Address of principal executive offices)                 (Zip Code)


        Registrant's telephone number, including area code(913) 624-3000



          (Former name or former address, if changed since last report)


                  P. O. Box 11315, Kansas City, Missouri 64112
                (Mailing address of principal executive offices)

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Item 5.  Other Events.

     On March 18, 2003, the registrant ("Sprint") announced that Gary D. Forsee, formerly Vice Chairman of BellSouth Corporation, would become Chief Executive Officer of Sprint and a member of its board of directors effective March 19, 2003. Mr. Forsee succeeds William T. Esrey as Chief Executive Officer. The press release was as follows:

                Sprint Names Gary Forsee Chief Executive Officer

Overland Park, Kan. - March 18, 2003 - Sprint (NYSE: FON, PCS), a leader in integrated local, long-distance and wireless telecommunications, today announced that Gary D. Forsee will become chief executive officer of the company and a member of its board of directors, effective March 19.

Forsee, 52, succeeds William T. Esrey, who will continue in his role as Sprint's chairman during a transition period.

Forsee has spent more than 30 years in the telecommunications industry. Most recently, he served as vice chairman of BellSouth Corporation where he had responsibility for the company's domestic operations. Before that, Forsee spent 10 years with Sprint, holding leadership positions in the company's long-distance and PCS operations, and one year with Global One, a joint venture of Sprint, Deutsche Telekom and France Telecom, where he served as president and CEO.

"Gary is a proven leader and will do an excellent job heading Sprint," said Esrey. "He has a broad background of telecommunications experience that includes leading wireline, wireless and international operations. I am confident he will build on Sprint's strong foundation and further advance Sprint's position in the marketplace. We welcome him home."

"It is a pleasure to be a part of this great company again," Forsee said. "Sprint has an impressive heritage of innovation and customer service. When you combine that with the company's strong financial position and enviable set of assets, you quickly realize the incredible potential Sprint possesses."

"Replacing Bill Esrey as CEO will be a huge task," added Forsee. "He transformed Sprint from being primarily a rural local telephone company to becoming a leader in local, long-distance and wireless communications - a truly remarkable record of achievement. We want to build on what Bill, along with Ron LeMay and many others have created, and take Sprint to new heights. I firmly believe we can and will make it happen because that's what Sprint has always been about - achieving what others thought couldn't be done. I am eager to be part of that spirit and attitude again."

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


Judge William Webster, who served as the arbitrator in a suit brought by BellSouth and Cingular against Forsee, today issued conditions that Forsee is to follow to protect BellSouth's and Cingular's confidential information. Sprint's board said the conditions contained in the ruling are acceptable.

Background  on Forsee
Before accepting his new position at Sprint, Forsee was vice chairman of BellSouth Corporation where he had responsibility for BellSouth's domestic operations. Upon joining BellSouth in September 1999, he managed staff functions throughout the corporation and subsequently served as president of BellSouth International.

Before joining BellSouth, Forsee spent ten years with Sprint and one year with Global One, a joint venture of Sprint, Deutsche Telekom and France Telecom. In December 1989, Forsee joined Sprint as vice president and general manager of the Government Systems Division. He subsequently served as president-Government Systems and president-Business Services Group from February 1991 to February 1993. Following these assignments, he was senior vice president of staff operations for the Long Distance Division. After serving as interim chief executive officer of Sprint's wireless venture, now the company's PCS Division, and leading the company's bidding activity during the PCS auctions, he became the Long Distance Division's president and chief operating officer in March 1995. In February 1998, Forsee assumed the position of president and chief executive officer of Global One. Forsee resigned from Global One in July 1999.

Prior to joining Sprint in 1989, Forsee was with AT&T and Southwestern Bell for almost 18 years. The position he held prior to moving to Sprint was vice president of government sales and programs in AT&T's Federal Systems division.

Forsee holds a bachelor's degree in engineering from the University of Missouri at Rolla. He presently serves as chairman of the National Board of Trustees of the March of Dimes and is on the University of Missouri-Rolla Engineering School Advisory Council. He also is a member of the board of the Goodyear Tire & Rubber Co.

About  Sprint
Sprint is a global communications company serving more than 26 million business and residential customers in over 70 countries. With approximately 72,000 employees worldwide and nearly $27 billion in annual revenues, Sprint is widely recognized for developing, engineering and deploying state-of-the-art network technologies, including the United States' first nationwide all-digital, fiber-optic network and an award-winning Tier 1 Internet backbone. Sprint provides local voice and data services in 18 states and operates the largest 100-percent digital, nationwide PCS wireless network in the United States.

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

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                   SPRINT CORPORATION


Date: March 19, 2003               By: /s/ Michael T. Hyde
                                       Michael T. Hyde
                                       Assistant Secretary





















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